Exhibit 99.1

FOR IMMEDIATE RELEASE

THT HEAT TRANSFER TECHNOLOGY ANNOUNCES
FISCAL YEAR 2009 RESULTS

Fiscal 2009 sales revenue increased by 7.47% year-over-year
Full-year net profit increased by 40.83% year-over-year

SIPING, CHINA — March 30, 2010 — THT Heat Transfer Technology, Inc. (OTCBB:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the fiscal year ended December 31, 2009.

Fiscal Year 2009 Financial Highlights

  Sales revenue increased by 7.47% year-over-year to US$34.89 million
  Gross profit increased by 45.93% year-over-year to US$14.92 million
  Operating income increased by 43.77% year-over-year to US$4.98 million
  Net income increased by 38.82% year-over-year to US$4.14 million
  Basic and fully diluted net income per share was US$0.27, compared with net income per share of US$0.20 for 2008

Chairman and Chief Executive Officer Guohong Zhao commented, “I am pleased to report that we achieved healthy results for fiscal year 2009 despite the residual impact of slower economic growth in the first half of 2009. During the year, we continued to enhance our nationwide sales network and increase our market share, at the same time as optimizing our product mix. These achievements allowed us to deliver solid results and further enhance profitability.

“Looking ahead, clean technology and energy saving industries continue to receive strong government support, as evidenced by the government’s recent decision to further strengthen its policies on emission reductions. Moreover, the government has pledged to increase spending on energy efficient technologies, as well as to continue investing in clean technology and other technologies that promote the growth of a low carbon economy. The government’s stimulus package will also continue to lend strong support to market growth.

“This favorable market environment and the trend towards improving energy efficiency and reducing businesses’ emission footprints create enormous potential for THT. Our leading market position, diversified product mix and applications, and superior R&D achievements make THT well positioned to capitalize on growth in the clean technology space,” Mr. Zhao concluded.

Fiscal Year 2009 Unaudited Financial Results

Revenue

Sales revenue for fiscal year 2009 was US$34.89 million, a 7.47% increase from US$32.47 million in 2008. During the year, sales volume of heat exchange products rose by a substantial 44.89% to 2,395 units in 2009, up from 1,653 units in 2008. The increase was attributable to China’s broad economic recovery, the government’s continued focus on environmental protection initiatives, as well as the Company’s intensified sales initiatives to seize market share.

During the year, the high efficiency heat exchange unit saw the highest growth, of 240%, as a result of intensified efforts to expand sales in the district heat system market. This segment accounted for 16.7% of total revenue during the year.

Despite impressive sales volume increases, the Company experienced a fall in average selling prices. This decline was directly linked to a 40% fall in the price of steel, which is THT’s major raw material input, from the start of 2009. As a result of lower raw material prices, average selling prices decreased by 25.84% during 2009.

Cost of Sales

Cost of sales for fiscal year 2009 decreased by 10.22% to US$19.97 million from US$22.24 million in 2008. The decline was mainly attributable to the push to optimize product mix and the drop in prices of major raw material inputs. In addition, the market price of steel dropped by 40% in 2009. As a result, the unit cost of sales decreased by 38.03% in 2009.

Gross Profit and Gross Margin

Gross profit increased to US$14.92 million in 2009, representing a 45.93% increase from US$10.23 million in 2008.

The gross margin increased to 42.77% in 2009 from 31.50% in 2008, an expansion of 11.27 percentage points. The significant improvement in gross margin was mainly due to efforts to optimize the product mix and maximize profitability. In response to strong market demand, and as a result of intensive sales initiatives, there was a significant increase in sales of high-margin products to the petrochemical and shipbuilding industries, including air-cooled heat exchangers, plate heat exchangers, and plate and frame heat exchangers. Sales of these products accounted for 50% of total sales revenue, compared with 35% in 2008.

Operating Expenses

Administrative expenses were US$3.06 million in 2009, a 39.48% increase from US$2.2 million in 2008. The year-over-year increase was driven primarily by additions to the management team and the higher expenses associated with being a listed company. As a result of additions to the management team, salary and administration costs increased by 24.44% to US$1.12 million in 2009 from US$0.90 million in 2008. The cost of being a publicly reporting company resulted in a rise in expenses amounting to US$0.45 million in 2009.

Research and development (R&D) expenses increased by 8.21% to US$1.10 million during the year from US$1.01 million in 2008, primarily due to continued efforts to strengthen the R&D function and an increase in capacity to further expand and build out the product pipeline.

Selling expenses amounted to US$5.78 million in 2009, a year-over-year increase of 63%. The increase was primarily due to expansion of the sales force and a rise in transportation costs. During the year, wages for sales personnel increased by 46% year-over-year to US$1.32 million, and related travel expenses increased 118% year-over-year to US$3.22 million. Transportation costs increased by 32% to US$0.78 million in 2009 from US$0.60 million in 2008 due to higher sales volume during the year.

Accordingly, total operating expenses increased by 47.03% to US$9.94 million in 2009 from US$6.76 million in 2008.

Income Before Income Taxes

Income before income taxes for fiscal year 2009 increased by 44.43% to US$4.81 million from US$3.33 million in 2008.

Income Tax

Income tax expenses increased to US$0.66 million in 2009 from US$0.34 million in 2008. The effective tax rate remained the same during the period.

Net Income

Net income attributable to shareholders was US$4.14 million in 2009, an increase of 38.82% compared to US$2.98 million in 2008.

Basic and fully diluted net income per share was US$0.27 in 2009, compared with US$0.20 in 2008.

Liquidity

As of December 31, 2009, the Company had cash and cash equivalents of US$5.38 million and restricted cash of US$1.38 million. During the year, there was a net cash outflow of US$7.20 million, compared with a net cash inflow of US$12.25 million in 2008. The change was mainly due to the combination of a prepayment of US$3.8 million to suppliers for contracts to secure raw materials at lower prices, a higher accounts receivable figure of US$8.23 million as a result of a larger volume of long-term projects in thermoelectric industry, and some customers postponing projects during the economic crisis. In addition, cash flow from financing activities was lower as the company received US$8.60 million net cash from short-term loans and shareholder capital injections in 2008.

First Quarter Fiscal 2010 Guidance

THT expects to generate net revenues in the range of US$9.00 million to US$11.00 million in first quarter fiscal 2010, compared with US$4.36 million in the same period of 2009. This represents our current and preliminary view, and is subject to change.

About THT

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jianjun He
Chief Financial Officer
THT Heat Transfer Technology, Inc.
Tel:+86 434 3266779
Email: IR@tht.cn

Investor Relations (HK):
Pamela Leung
Taylor Rafferty
Tel: +852 2167 2018
Email: tht@taylor-rafferty.com

Investor Relations (US):
Fares Ezziddin
Taylor Rafferty
Tel: +1 (212) 493-6962
Email: tht@taylor-rafferty.com

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Balance Sheets
As of December 31, 2009 and December 31, 2008
(Stated in US Dollars thousands)

	December 31,2009	December 31,2008

Assets
Current assets
Cash and cash equivalents	5,380	12,579
Restricted cash	1,376	1,594
Accounts receivable, net	14,882	6,845
Inventories	10,158	10,813
Other current assets	6,897	2,937
Total current assets	38,693	34,768
Long-term accounts receivable	1,000	430
Other non-current assets	7,406	6,880
Total assets	47,099	42,078

Liabilities
Current liabilities
Short-term bank loans	5,850	4,419
Other current liabilities	16,764	15,499
Total current liabilities	22,615	19,918
Long-term debt	1,609	3,374
Total liabilities	24,224	23,292
Total shareholders equity	22,634	18,467
Non controlling interests	241	319
Total liabilities and equity	47,099	42,078

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Income
(Stated in US Dollars thousands)

	Year ended December 31,
	2009	2008

Sales revenue	$34,891	$32,467
Cost of sales	(19,968)	(22,240)

Gross profit	14,923	10,227

Operating expenses
Administrative expenses	3,065	2,197
Research and development expenses	1,096	1,013
Selling expenses	5,782	3,553

Total operating expenses	9,943	6,763

Operating income / (loss)	4,980	3,464
Interest income	17	22
Other income / (expense)	491	337
Interest expense	(681)	(495)

Income before income taxes	4,807	3,328
Income taxes	(664)	(344)

Net income before non-controlling interests	4,143	2,984
Net (income)/loss attributable to non controlling interest	77	12

Net income attributable to the equity shareholders	4,220	2,996

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.27	$0.20

Weighted average number of shares outstanding
- Basic and diluted	15,408,219	14,800,000

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
For Fiscal Year ended December 31, 2009 and 2008
(Stated in US Dollars thousands)

	Fiscal Year Ended December 31,
	2009	2008
Net cash provided by (used in) operating activities	$(6,251)	$4,563
Net cash provided by (used in) investing activities	(1,249)	1,042
Net cash provided by (used in) financing activities	342	8,596
Effect of exchange rate changes on cash	(42)	138
Net increase/(decrease) in cash and cash equivalents	12,254	(7,199)
Cash at beginning of the period	12,579	325
Cash at end of the period	$5,380	$12,579